Exhibit 99.1

CLAWBACK POLICY OF RIGNET, INC.

The Board of Directors (the “Board”) of RigNet, Inc. (the “Company”) has determined that it is in the best interest of the Company to adopt a policy (the “Policy”) providing for the Company’s recoupment of any incentive based compensation (“Incentive Compensation”) paid to current and former executive officers and such other senior executives/employees deemed subject to the Policy by the Board (“Covered Executives”), in the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that any Incentive Compensation paid would have been a lower amount had it been calculated based on such restated results. For purposes of this Policy, an executive officer shall mean an executive officer as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Incentive Compensation shall mean short and long-term cash incentives, stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and/or performance units.

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s shares are listed.

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s shares are listed. The Board may terminate this Policy at any time.

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.